                                                                  EXHIBIT 10.1

Bell Plaine Financial LLC
June 26, 1998


Mr. Steven Hertel
President & Chief Executive Officer
Regency Bancorp
7060 North Fresno Street
P.O. Box 16279
Fresno, CA  93755-6279


Dear Mr. Hertel:

     This letter will confirm that Regency Bancorp ("Regency") has engaged Belle Plaine Financial, LLC ("Belle Plaine") as the exclusive financial advisor to Regency and any entities it may form, acquire or invest in (collectively, the "Company") in connection with the Company's efforts to (a) acquire or invest in other depository institutions, excepting therefrom the opening of individual bank branches in the ordinary course of business; (b) acquire, invest or sell businesses other than depository institutions, excepting therefrom transactions between such businesses and the Company that have a Transaction Value (as defined below) of less than $1 million, (c) effect a sale of the Company or a material amount of its assets; or (d) pursue a financing or recapitalization transaction (collectively, the "Transaction").

1. In connection with a proposed Transaction, at the request of the Company, Belle Plaine will provide such services as the Company shall reasonably request including: (i) assisting the Company in the structuring of the financial aspects of a Transaction; (ii) identifying alternative potential parties and contacting such parties as the Company may designate; (iii) negotiating the terms of a Transaction with such parties; (iv) assisting the Company in communicating the strategic implications of the Transaction to the investment community; and (v) advising the Company in connection with its efforts to raise any additional capital that may be required to facilitate the Transaction.

2. In connection with a proposed Transaction, you will furnish Belle Plaine with such material regarding the business and financial condition of the Company as we request, all of which will be accurate and complete in all material respects at the time furnished. The Company will also use its best efforts to assure that its personnel, consultants, experts, attorneys and accountants are made available to Belle Plaine upon Belle Plaine's reasonable request in connection with services provided or to be provided by Belle Plaine. During the term of this agreement, the Company shall promptly notify Belle Plaine of (i) any material changes in the business or financial condition of the Company from the information provided to Belle Plaine, and (ii) any material events or developments relating to the financial condition or business operations or prospects of the Company and promptly make available for Belle Plaine's review copies of all filings made by the Company with any regulatory agency and copies of all press releases issued by the Company. We are relying, without independent verification, on the accuracy and completeness of all

BPF
Regency Bancorp                                                    June 3, 1998
     information furnished to us by the Company or any other party or potential party to any Transaction. Belle Plaine agrees that all requests for information from the Company will be directed only to the President or Chairman of the Board of the Company or such other persons as the President or Chairman shall specifically designate and that it will not treat information obtained from any other person or source as having been provided by the Company. In addition, Belle Plaine agrees to keep any such non-public information confidential so long as it remains non-public, unless disclosure is required by law or requested by any governmental or regulatory agency or body, and Belle Plaine will not make any use thereof, except in connection with our services hereunder for the Company. Any advice rendered by Belle Plaine pursuant to this letter shall not be disclosed in any manner without Belle Plaine's prior written approval and will be treated by the Company and Belle Plaine as confidential.

3. In consideration of the services to be provided hereunder, the Company agrees to pay to Belle Plaine the following cash fees:

     (A) $5,000 upon the signing of this letter agreement and $5,000 at the beginning of each fiscal quarter beginning July 1, 1998,

     (B) In the event that a sale of the Company is completed, an amount equal to one and one-half percent (1.5%) of the Transaction Value (as defined below) for the Transaction, net the cost of a "fairness opinion" if such opinion is deemed necessary,

     (C) In the event that an acquisition of or investment in another financial institution is completed by the Company, an amount based upon the following schedule will be owed to Belle Plaine upon the consummation of the acquisition based upon the Transaction Value for the Transaction, net the cost of a "fairness opinion" if such opinion is deemed necessary:

                         Deal Value
                       ($ in millions)                   Fees
                       ---------------                   ----
          (1)  If   $ 0 LESS THAN      $20        then   2.0%

          (2)  If   $20 LESS THAN      $50        then   $400,000, plus 1.5% of amount in
                        OR EQUAL TO                      excess of $20 million, up to $50
                                                         million

          (3)  If   $50 GREATER THAN              then   $850,000, plus 1.0% of amount in
                                                         excess of $50 million

     (D) In the event of a financing or recapitalization, the fees will be determined in accordance with paragraph 8 below.

BPF
Regency Bancorp                                                    June 3, 1998

     (E) Fees payable pursuant to paragraphs 3 (B), (C) and (D) shall be paid upon and only upon the closing of the Transaction.

     For purposes of this agreement, "Transaction Value" means the sum of (i) with respect to each class of capital stock of the Company in the event of a sale of the Company or of the financial institution which is acquired by the Company or in which the Company invests, the product of (a) the highest consideration paid or payable for a share of such class of capital stock determined as described in the following paragraph and (b) the sum of (1) the total number of shares of such class of capital stock of the Company or such financial institution plus (2) the number of shares of such class issuable upon exercise of options, warrants or other rights, or conversion or exchange of securities to the extent that such options are then exercisable; (ii) the aggregate liquidation value of any preferred stock or other preferential interests redeemed or remaining outstanding; (iii) the fair market value of any assets distributed to the shareholders of the Company or such financial institution that are purchased; and (iv) the consideration paid or payable for the assets of the Company or the assets of another financial institution, as the case may be.

     The determination of the "consideration paid or payable for a share of such class of capital stock" in connection with the Transaction shall include cash, securities (valued in accordance with the following paragraph), or other assets or consideration paid or payable by the purchaser or any of its affiliates, as the case may be, determined without regard to any allocations between the Company or its affiliates in the event of a sale of the Company or between the financial institution or its affiliates in the event such financial institution is acquired by the Company or the Company invests in such financial institution, including but not limited to (i) assets (net of debt or payables) of the Company or such financial institution retained by the Company or such financial institution or their respective stockholders and affiliates, as the case may be, (ii) any deferred installments of the purchase price, (iii) any portion of the purchase price held in escrow subsequent to closing which is payable pursuant to the terms of the escrow arrangement, irrespective of whether such amounts are in fact paid, (iv) any extraordinary compensation paid directly or indirectly by the purchaser to principals, management or employees of the Company or affiliates of the Company in connection with or in anticipation of the Transaction or by the Company to principals, management or employees of a financial institution acquired by the Company or in which the Company invests, including but not limited to cash payments, stock or option grants, consulting arrangements and non-competition arrangements, (v) any payments to the Company or the financial institution and their respective affiliates for non-competition agreements, (vi) any payments pursuant to earn-outs, royalties or other similar arrangements, (vii) any payments payable after closing upon the occurrence of certain contingencies or conditions or the satisfaction of certain earnings, sales levels or other performance objectives which are agreed to on or before the closing, irrespective of whether such amounts are in fact paid, (vii) the amount of any dividends or other extraordinary payments or distributions to stockholders of the Company or the financial institution in connection with or in anticipation of the Transaction, and
(iv) consideration paid by the purchaser or its affiliates as a deposit, reimbursement of expenses, liquidated damages, walk-away fee or other arrangement.

     In the event that all or any portion of the Transaction Value for a Transaction is paid in stock or other securities, deferred installments or other non-cash consideration, the amount of the fee payable

BPF
Regency Bancorp                                                    June 3, 1998
with respect to such items shall be determined on the basis of the fair market cash equivalent value of such non-cash consideration as of the day preceding the closing date of the Transaction as reasonably determined by Belle Plaine and the Company, provided that the value of securities (received as consideration) which have an existing public trading market shall be determined by the average closing sale (trade) price for such securities during the five trading days immediately preceding the closing date.

     Any portion of the fee which is payable with respect to any earn-out, royalty or similar arrangement where the amount payable is not a certain amount, shall be calculated and paid at the closing based upon the estimated net present value thereof as reasonably determined by Belle Plaine and the Company.

     If a Transaction takes the form of a purchase of assets and an assumption of liabilities, then the "Transaction Value" of the Company or the financial institution shall be deemed to include the amount of cash, securities, or other consideration paid to the Company or the financial institution and their respective shareholders, and affiliates, as the case may be, in respect of the assets, plus the aggregate face amount of all liabilities, including accounts payable, accruals, and income taxes payable of the Company, or the financial institution, assumed by the purchaser and its affiliates or the Company, as the case may be.

     If a Transaction involves the acquisition of less than all of the Company's outstanding equity securities, then the fee payable pursuant to
Section 3(B) shall nonetheless be calculated as though all such equity securities had been so acquired by the purchaser.

4. Regardless of whether a Transaction is completed, the Company will reimburse Belle Plaine, upon its demand, for all reasonable out-of-pocket expenses (including travel expenses and fees and disbursements of counsel retained by Belle Plaine in connection with this engagement). In addition to professional fees, our billing statements include reimbursable expenses normally incurred in the conduct of the work. The reimbursable expenses will include a flat ten percent of Belle Plaine's monthly costs for data services, telephone, fax, postage and general office expenses which will be categorized on our statement as indirect expenses, but excluding any allocation for employee costs or debt service costs.

5. The Company agrees to indemnify and hold Belle Plaine harmless in accordance with the terms and conditions of Appendix A attached hereto and made a part hereof as though fully set forth in this agreement. No termination or modification hereof, or completion of Belle Plaine's engagement hereunder, shall limit or affect such indemnification.

6. Belle Plaine's services hereunder may be terminated by the Company or Belle Plaine at any time upon 30 days written notice, provided that Belle Plaine shall be entitled to any fees payable pursuant to Section 3 and Section 8 hereof in the event that the Company completes a Transaction (i) on which Belle Plaine provided advice or participated in discussions with any of the investors in such Transaction or (ii) with any of the parties as to which Belle Plaine advised the Company or with whom the Company engaged in

BPF
Regency Bancorp                                                    June 3, 1998
     discussions regarding a possible Transaction prior to the termination of this letter agreement, providing that (i) in the event the Company terminated this agreement, such Transaction is completed within two years following the termination of this letter agreement or (ii) in the event Belle Plaine terminated this agreement, the Company executes an agreement in connection with a proposed Transaction within one year following the termination of this letter agreement. In addition, Belle Plaine shall remain entitled to the reimbursement of fees and expenses under the terms and conditions described in Section 4 hereof, to the extent the same have been incurred on or prior to the date of such termination and to the quarterly retainer fee under Section 3(A) to the extent payable prior to the termination date. Furthermore, the provisions of this Section 6, and Sections 2, 5 (including Appendix A), 8, 10, 12, 13, 14, and 15 shall survive any termination of this agreement.

7. In order to coordinate our efforts with respect to any Transaction, during the period of our engagement hereunder neither the Company nor any representative thereof (other than Belle Plaine) will initiate discussions regarding a Transaction except through Belle Plaine. If the Company or its management receives an inquiry regarding a Transaction, they will promptly advise Belle Plaine of such inquiry in order that we can evaluate such prospective party and its interest and assist the Company in any resulting negotiations.

8. It is understood and agreed that if the Company decides to pursue a financing or recapitalization Transaction for which Belle Plaine provided any of the financial advisory services described above in Section 1 hereof, the Company and Belle Plaine shall negotiate in good faith acceptable compensation for Belle Plaine in consideration of such services, which compensation will take into account, among other things, the results obtained and the custom and practice among investment bankers acting in similar situations. In consideration of the financial services rendered pursuant to a financing or recapitalization Transaction, the compensation payable to Belle Plaine for such services rendered shall not exceed five percent (5%) of the Transaction Value in cash compensation plus warrants to purchase an aggregate amount of common stock equal to five percent (5%) of the newly issued common stock to be outstanding subsequent to the completion of the financing or recapitalization Transaction. The compensation owed to Belle Plaine in accordance with the fee structure agreed upon by the Company and Belle Plaine in respect of a financing or recapitalization Transaction shall be paid to Belle Plaine in cash upon the consummation of any such Transaction.

9. Except as expressly provided herein, no fee paid or payable to Belle Plaine or any of its affiliates shall be used as an offset or credit against any other fee paid or payable to Belle Plaine or any of its affiliates.

10. This agreement, including the indemnity in Appendix A, embodies the sole terms of the agreement between the Company and Belle Plaine with respect to the subject matter hereof and supersedes all previous agreements, whether oral or written, between the Company and Belle Plaine with respect to the subject matter hereof. This letter agreement shall be governed by and construed in accordance with the laws of the State of California without

BPF
Regency Bancorp                                                    June 3, 1998
     regard to principles of conflict of laws. Any right to trial by jury with respect to any claim or proceeding related to or arising out of this engagement or any transaction or conduct in connection herewith, is waived. Any claim or dispute arising out of this agreement or the alleged breach thereof shall be submitted by the parties to binding and nonappealable arbitration by JAMS/Endispute ("JAMS") in Fresno, California, under the commercial rules then in effect for JAMS, except as provided herein. Provided that JAMS is not suitable to arbitrate such claim or dispute, then such claim or dispute shall be submitted by the parties to binding and nonappealable arbitration by the American Arbitration Association ("AAA") in Fresno, California, under the commercial rules then in effect for the AAA, except as provided herein. JAMS, or in the event that JAMS is deemed unsuitable to arbitrate such claim or dispute, the AAA shall recommend three arbitrators who are knowledgeable in the field of investment banking. The parties shall agree upon one of the three arbitrators or, if no arbitrator is mutually agreed upon, JAMS or the AAA, as the case may be, shall appoint one of the three arbitrators within 30 days of such failure. The award rendered by the arbitrator shall include costs of arbitration, reasonable attorneys' fees and fees of experts and other witnesses, but shall not include punitive damages against either party. Each party shall have the right to request the arbitrator to order reasonable and limited discovery. Notwithstanding this provision, appropriate injunctive relief may be sought by either party.

11. This agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall continue one and the same instrument.

12. The obligations of the Company hereunder shall be the joint and several obligations of the entities comprising the term Company.

13. The Company expressly acknowledges that Belle Plaine has been retained solely as an advisor to the Company, and not as an advisor to or agent of any other person, and that the Company's engagement of Belle Plaine is not intended to confer rights upon any persons not a party hereto (including shareholders, employees or creditors of the Company) as against Belle Plaine, Belle Plaine's affiliates or their respective directors, officers, agents and employees. Any advice provided to the Company by Belle Plaine pursuant to this agreement is solely for the information and assistance of the Board of Directors of the Company. Such advice shall be treated as confidential information, shall not be disclosed publicly in any manner without Belle Plaine's prior written approval and shall not be relied upon by the Company's shareholders or any third party. Any reference to Belle Plaine or to any affiliate of Belle Plaine in any release or communication to any party outside the Company is subject to Belle Plaine's prior written approval, which approval shall not be unreasonably withheld or delayed. If this agreement is terminated prior to any release or communication, no reference shall be made to Belle Plaine without Belle Plaine's prior written approval.

14. Belle Plaine represents that it has the necessary expertise to provide the services contemplated by this agreement and that the compensation provided for herein is fair and reasonable and comparable to the compensation which would be charged by an

BPF
Regency Bancorp                                                    June 3, 1998
     independent provider of such services with the same type, level and quality of expertise. The Company acknowledges that the services contemplated herein will meet legitimate needs of the Company and that it is in the best interests of the Company to obtain such services.

15. After closing of a Transaction, Belle Plaine shall have the right to place advertisements in financial and other newspapers and other newspapers and journals at its own expense describing its services to the Company under this agreement, provided that Belle Plaine shall have submitted a copy of any such proposed advertisements to the Company for its prior approval, which approval shall not be unreasonably withheld or delayed.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the duplicates of this agreement and the related indemnification agreement which shall thereupon constitute binding agreements.

                                   Very truly yours,

                                   /s/ William J. Ruh

                                   Belle Plaine Financial, LLC



                                   William J. Ruh
                                   Senior Vice President



Accepted and agreed:

---------------------
on its behalf and on behalf of the Company, as defined above.

By: /s/ Steven F. Hertel
    --------------------------------

Name: Steven F. Hertel
    --------------------------------

Title: PRES & CEO
    --------------------------------

Date: 7/23/98
    --------------------------------

BPF                                                                  APPENDIX A

     This Appendix A is a part of and is incorporated into that certain letter agreement dated June 3, 1998, between Regency Bancorp (the "Company") and Belle Plaine Partners, Inc. ("Belle Plaine") (the letter agreement and this Appendix A are referred to herein as the "Agreement"). Capitalized terms used herein without definition shall have the meanings ascribed to them in such letter agreement.

     The Company agrees to indemnify and hold harmless Belle Plaine, any affiliates and the respective officers, directors, partners, representatives and agents and any other persons controlling Belle Plaine or any of its affiliates (Belle Plaine and each such other person or entity each being referred to as an "Indemnified Person"), to the fullest extent lawful, from and against all claims, liabilities, losses, damages, and expenses, (including without limitation and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing, or defending any such claim or action, including fees and expenses of counsel to, and the reasonable per diem costs and expenses of personnel of, the Indemnified Person, whether or not arising out of pending litigation, governmental investigation, arbitration or other alternative dispute resolution, or other action or proceeding or threatened litigation, governmental investigation, arbitration or other alternative dispute resolution, or other action or proceeding) directly or indirectly related to or arising out of, or in connection with (i) actions taken or omitted to be taken by the Company, its affiliates, employees, directors, partners, representatives or agents in connection with any Transaction or activities contemplated by this Agreement;
(ii) actions taken or omitted to be taken by any Indemnified Person pursuant to the terms of, or in connection with services rendered pursuant to, this Agreement, provided that in the case of this subsection (ii), the Company shall not be responsible for any claim, liability, loss, damage or expense arising primarily out of or based primarily upon the willful misconduct or gross negligence (as determined by the judgment of a court of competent jurisdiction, no longer subject to appeal or further review) of or by such Indemnified Person; and (iii) any untrue statement or alleged untrue statement of a material fact contained in any information provided to Belle Plaine by the Company under the Agreement or any omission or alleged omission to state a material fact necessary to make the statements therein not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use by the Company). If multiple claims are brought against an Indemnified Person in an arbitration with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent that the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

     If the indemnification provided for herein is unavailable to an Indemnified Person in respect of any claims, liabilities, losses, damages or expenses, then the Company, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such claims, liabilities, losses, damages or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Indemnified Person on the other, as well as any other relevant equitable considerations. It is further agreed that the relative benefits to the Company on the one hand and Belle Plaine on the other hand with respect to the services rendered under this Agreement shall be deemed to be in the same proportion as (i) the aggregate Transaction Value bears to (ii) the fees actually paid to Belle Plaine with respect to the services provided pursuant to this Agreement in connection with the Transaction. The Company also agrees that no Indemnified Person shall have any liability to the Company for or in connection with this Agreement and the engagement of Belle Plaine hereunder, except for such

BPF

claims, liabilities, losses, damages, or expenses incurred by the Company to the extent they are appropriately judicially determined (without possibility of appeal or review) to have resulted primarily from such Indemnified Person's willful misconduct or gross negligence, and the Company agrees that in no event shall the Indemnified Persons be required to contribute an amount in the aggregate greater than the fees actually received by Belle Plaine for its services performed under this Agreement.

     If any action or other proceeding or investigation is commenced as to which an Indemnified Person demands indemnification, the Indemnified Person shall have the right to retain counsel of its own choice to represent it, the Company shall pay the reasonable fees and expenses of such counsel, and such counsel shall to the extent consistent with its professional responsibilities cooperate with the Company and any counsel designated by the Company, provided, that in no event shall the Company be required to pay fees and expenses under this indemnity for more than one firm of attorneys for the Indemnified Person in any jurisdiction in any one legal action or group or related legal actions. The Company shall be liable as provided herein for any settlement of any claim against Belle Plaine or any Indemnified Person made with the Company's written consent, which consent shall not be unreasonably withheld. The Company agrees that it will not, without the prior written consent of Belle Plaine, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by Belle Plaine's engagement (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes an unconditional release of Belle Plaine and each other Indemnified Person from all liability arising or that may arise out of such claim, action, or proceeding.

     The indemnity and contribution obligations of the Company set forth herein shall be in addition to any liability or obligation the Company may otherwise have to any Indemnified Person. The Company hereby consents to personal jurisdiction, service and venue in any court in which any claim which is subject to this Agreement is brought against Belle Plaine or any other Indemnified Person.

     It is understood that, in addition to Belle Plaine's engagement pursuant to this Agreement, Belle Plaine may also be engaged to act for the Company in one or more additional capacities, and that the terms of such additional engagements may be embodied in one or more separate written agreements. The provisions of this Appendix A shall apply to any such separate agreements, any modification so this Agreement, and any modifications of such separate agreements, and the provisions of this Appendix A shall remain in full force and effect following the completion, expiration or termination of this Agreement or such additional agreements or modifications of any of the foregoing.